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                                                                    EXHIBIT 21.1

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
                                                      STATE OR OTHER
                                                      JURISDICTION OF PERCENTAGE
SUBSIDIARIES                                           ORGANIZATION     OWNED
------------                                          --------------- ----------
Professional Software Consultants, Inc. ............    Arizona          100%
Computec International Strategic Resources, Inc. ...    California       100%
Computec International Resources (Australia) PTY LTD
 (subsidiary of Computec International Strategic
 Resources, Inc.)...................................    Australia        100%
Leardata Info-Services, Inc. .......................    Texas            100%
SelecTech, Inc. ....................................    Illinois         100%
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